Exhibit 99.3

                    IN THE UNITED STATES DISTRICT COURT
                FOR THE EASTERN DISTRICT OF NORTH CAROLINA
                             WESTERN DIVISION

                          No. 5:95-CV-1054-BO(2)


WALKER F. RUCKER, Individually   )
and on behalf of all others      )
similarly situated, and          )
derivatively on behalf of        )
North Carolina Railroad          )
Company,                         )
                                 )
                    Plaintiff,   )
                                 )
             v.                  )              O R D E R
                                 )
JOHN F. McNAIR, III; JOHN        )
McKNITT ALEXANDER, JR.; P. C.    )
BARWICK, JR.; J. MELVILLE        )
BROUGHTON, JR., SIDNEY R.        )
FRENCH; MARVIN D. GENTRY;        )
ALEXANDER H. GRAHAM, JR.;        )
M. REX HARRIS; WILLIAM H.        )
KINCHELOE; CHAUNCEY W. LEVER;    )
LYNN T. McCONNELL; JACK A.       )
MOODY; JOHN S. RUSSELL; SCOTT    )
M. SAYLOR; VAN WYCK WEBB;        )
and DAVID T. WOODARD,            )
                                 )
                    Defendants,  )
                                 )
             and                 )
                                 )
NORTH CAROLINA RAILROAD          )
COMPANY,                         )
              Nominal Defendant. )


    This matter is before the undersigned on plaintiff's petition for permanent injunction. On May 21, 1996, the court tried the issue of whether a quorum of the private shareholders existed at the December 15, 1995 stockholders meeting. Counsel for all parties presented their arguments and introduced evidence.
Finding that a quorum did not exist, the court grants plaintiff's petition and permanently enjoins defendants from implementing the terms of the lease between the North Carolina Railroad (NCRR) and Norfolk
Southern Railway.

                                   Facts
                                   -----
    This case arises out of a contract between NCRR and Norfolk

Southern, whereby NCRR agreed to lease its facilities to Norfolk Southern for an annual consideration of $8 million, adjusted for inflation. The agreement was for a leasehold of 30 years, with an option for an additional term of 20 years. Because the by-laws of NCRR require approval of the lease by a majority of a quorum of the private shareholders,1 a vote was scheduled for the annual shareholders meeting on December 15, 1995. Believing the rent to be substantially below market value, plaintiff implemented a strategy to defeat the lease by encouraging private shareholders to boycott the December 15, 1995 meeting, intending to prevent the formation of the quorum required for putting the lease to a vote.

    In anticipation of the vote, NCRR hired D.F. King Co. (King) to serve as its proxy solicitor, First Citizens Bank (First
Citizens) to serve as the proxy tabulator, and James W. Peters of First Citizens and Richard Haar of Ernst & Young to act as inspectors of election. King assigned Thomas Long, Senior Vice
President, to the NCRR account. As proxy solicitor, King contacted private NCRR shareholders, providing them with proxy statements and proxy cards, and transmitted certain proxies and voting instructions back to First Citizens.

    At the December 15, 1995 meeting, Peters announced that
50.48% of the private shares were present in person or by proxy.2 On three occasions subsequent to the meeting, Peters made changes to the proxy count, resulting in a total of 540,596 on December 25, 1995. In its response to plaintiff's objections to the proxy count, defendants again revised their count downward, arriving at a final total of 539,169, or 1020 shares over the quorum requirement.

    Among the proxies in dispute is an attempted revocation of 4000 shares held in street name by Weiss, Peck & Greer (WPG) for the benefit of Mrs. Doe.3 On November 16, 1995, Mrs. Doe voted on all issues set forth in the proxy statement by returning her

- --------------------

    1 Approximately 25% of the shares of NCRR are owned by private citizens. The State of North Carolina owns the remaining shares.

    2 Putting aside the proper classification of the 1400 shares transferred to several NCRR directors by the State, the parties now agree that on the record date 1,076,297 shares were privately held and that the presence of 538,149 shares would have constituted a quorum.

    3 The court will use a pseudonym in place of the shareholder's true name pursuant to the confidentiality order entered by this court on January 9, 1996.

proxy card, which was received by First Citizens before the date of the meeting. On November 28, 1995, Mrs. Doe's husband telephoned
NCRR and spoke to Tina Izzo, an administrative assistant. Mr. Doe communicated to Izzo that his wife wanted to revoke her proxy.
Izzo contacted Peter's assistant, Fran Rose, who informed her that Mrs. Doe would have to revoke her proxy through her broker because the shares were held in street name. Izzo then called Scott Saylor, NCRR's general counsel, who instructed her to call Thomas
Long at King. Long informed Izzo that Mrs. Doe could revoke her proxy using a proxy card to be sent to shareholders in a new mailing. Izzo then related Long's instructions to Mr. Doe, who informed Izzo that WPG was the broker involved.

    Later on November 28, 1995, Mr. Doe, at the direction of Mrs. Doe, instructed WPG to revoke the proxy of November 16. In turn, at 2:31 p.m. on December 1, 1995, WPG sent a fax to Automatic
Data Processing (ADP), directing it to execute the revocation. On that same afternoon, ADP faxed a written revocation of Mrs. Doe's proxy to First Citizens at 4:56 p.m. and to King at 5:00 p.m. A copy of that revocation was found in King's files and produced during discovery.

                                Discussion
                                ----------
    Resolution of the sole issue before the court, whether a quorum of private shareholders existed at the December 15, 1995 meeting, turns on whether Mrs. Doe's attempted revocation of her previously voted proxy of 4000 shares was effective. "An appointment [or revocation] of a proxy is effective when it is received by the secretary or other office or agent authorized to tabulate votes." N.C. Gen. Stat. 55-7-22(c) (emphasis added).
As the official proxy tabulator, First Citizens was authorized to receive proxies and revocations. Therefore, Mrs. Doe's revocation was effective if received by First Citizens before the stockholders' meeting on December 15, 1995. Alternatively, if King acted as an agent of NCRR with respect to tabulation or transmission and receipt of proxies, then Mrs. Doe's revocation was effective because King received the revocation on December 1, 1995.4

First Citizens' Receipt
    The preponderance of the evidence introduced at trial demonstrates that First Citizens received the revocation on December 1, 1995. Several pieces of evidence verify that ADP transmitted the revocation via fax to both First Citizens and King. First, on the "ADP Client Proxy" constituting the revocation is

- --------------------

    4 Defendants do not contest the validity of the revocation document itself or the appropriateness of the method of transmission.

the following handwritten notation:

    1st Citizens
      919-755-2025
    DF King
      212-809-8838

(Pl.'s Ex. 37.) Charles Pasfield, Director of Issuer Services in the Investor Communications Services Division at ADP Proxy
Services, explained that the notation indicated "where th[e] vote was going to be sent." (Pasfield Depo. at 28.) Second, attached to the revocation in ADP's files were two "Transaction
Report[s]," indicating a successful transmission of one page to First Citizens at 4:56 on December 1, 1995, and a successful transmission of one page to King at 5:00. (Pasfield Depo. at 34-37; Pl.'s Ex. 5.)
Third, a phone system computer search revealed that ADP had placed a call to First Citizens' fax line at approximately 4:56 p.m.5 on December 1, 1995, and a call to King's fax line at approximately
5:00 p.m.6 on December 1, 1995.  (Pasfield Depo. at 37-46; Pl.'s
Exs. 7, 9.) Finally, a copy of the revocation, bearing a fax stamp of "Dec-01-95 Fri 04:59 ADP Proxy Edge," was found by King in its file of proxies received from ADP, indicating that the revocation had been properly transmitted four minutes after the disputed transmission to First Citizens. (Long Depo. at 57-58, 95; Pl.'s
Ex. 37.)

    Defendants' rebuttal of this evidence consists only of Peters' testimony that he did not receive the faxed revocation. When questioned about First Citizens' procedures for the handling of incoming faxes, Peters responded that no specific individual was responsible for handling faxes and that faxes were laid out on a counter by various individuals where they would be picked up by the addressee. (Peters Depo. at 62.) In addition, individuals sometimes delivered faxes to the addressee, but no formal delivery system or log existed. (Id. at 62-63.) In reference to faxed proxies and revocations, Peters explained that he picked them up directly from the fax machine or counter, but that it was possible that some proxies and revocations were delivered directly to Susan Moorefield, who was responsible for data entry. (Id. at 64-65.)

- --------------------

    5 The report indicates a time of 16:57 or 4:57 p.m.

    6 The report indicates that calls were placed to King's fax line at 10:52 a.m., 12:47 p.m., 16:47 or 4:47 p.m., 16:53 or 4:53 p.m., and 17:01 or 5:01 p.m.

    7 Peters testified that Moorefield "left her employment in January, [1996,] I believe, to pursue other interests."
      (Peters Depo. at 65.)

Moorefield, whose whereabouts since January, 1996, are unknown to Peters,7 posted proxy data, including revocations, to the computer system. (Id.) After entering a revocation, Moorefield was supposed to file the revocation document in a folder titled
"Revocations."  (Id. at 65.)

    The testimony of Richard Haar, the co-inspector of election, provides further support for plaintiff's contention that First
Citizens received the faxed revocation before the stockholders' meeting. On December 27, 1995, Haar met with Peters to review the adjustments Peters had made to the proxy count. One of the adjustments was a reduction of 4000 shares from the vote total of privately held shares. At his deposition, Haar had difficulty remembering whether the deduction was for a revocation or a double-count of the shares, but he drew some conclusions based on his notes. Referring to a page of his notes entitled "Scratch re total Reconciliation[,] NCRR," Haar interpreted the minus sign before the 4000 as indicating a revocation. (Haar Depo. at 27; Pl.'s Ex. 115.) Although he could not definitively state that he had seen the WPG revocation, Haar testified that he believed that the reduction of 4000 shares on December 27 was for a revocation, notwithstanding the fact that Peters had "worded it as a double count." (Haar Depo. at 36.) Nevertheless, Haar, without examining any documentation of a double-count, "just accepted [Peters'] word and made a note that there [had been] a double-count." (Haar Depo. at 39; Pl.'s Ex. 117.)

    Peters' testimony concerning his meeting with Haar on December 27 fails to clarify why he reduced the proxy count by 4000. Peters could not recall the details of their discussion. (Peters Depo. at 80.) Specifically, Peters did not remember telling Haar that the 4000 shares had been double-counted. (Peters Depo. at 80.) In fact, Peters could not even remember whether the 4000 deduction represented a single or multi-shareholder correction. (Peters
Depo. at 54.) More significantly, because Peters failed to keep records of the changes he made on December 20, 22, and 25, 1995,8 he was unable to reconstruct his calculations and the reasons for them. (Peters Depo. at 53, 55, 58, 60, 81, 83.) The best Peters could do was to offer his recollection that the corrections were made to rectify "posting errors" or "double-counting." (Peters
Depo. at 55, 57-58.) In fact, the 4000 shares must have been double counted because the final count included a 4000 share vote by WPG.

- --------------------

    8 The evidence further suggests that Peters violated this court's order of December 20, 1995, restraining all persons from altering or destroying any proxies, revocations, or documents referring to such materials, by making changes to the computer record of the proxy count without preserving a copy of the record before each set of changes. (See Peters Depo. at 86-88.)

    While plaintiff has put forward credible evidence that the WPG revocation was received by First Citizens, defendants offer only the testimony of Peters who had trouble remembering why changes were made subsequent to the stockholders' meeting. Moreover, Peters could not produce documentation of the mistakes or computer records detailing the proxy count's metamorphosis through three sets of adjustments on December 20, 22, and 25, 1995. The only reasonable inference to be drawn from this evidence is that First Citizens received the faxed revocation. Although the holes in Peters' story and his destruction of the computer records preclude a further finding on the path travelled by the revocation at First Citizens, the evidence indicates that First Citizens erroneously posted the revocation as an additional proxy vote, subsequently discovered the double-count of the WPG shares, and then deducted the double-count, but failed to give effect to the revocation which had been mysteriously lost. Thus, in light of the evidence presented, the court finds, as a matter of fact, that First
Citizens received the WPG revocation on December 1, 1995, and therefore concludes, as a matter of law, that the revocation was effective.

King's Agency
    In addition to First Citizens' receipt, it is undisputed that King, NCRR' proxy solicitor, received the revocation on December 1, 1995.9 Nevertheless, defendants argue that receipt of the revocation by King is insufficient because King was not the authorized tabulator. Finding that King was an agent of NCRR authorized to receive and transmit proxies, the court concludes that Mrs. Doe's revocation was effective.

    "An agent is one who, by the authority of another, undertakes to transact some business or manage some affairs on account of such other, and to render an account of it. He is a substitute, or deputy, appointed by his principal primarily to bring about business relations between the latter and third persons." Greensboro Housing Authority v. Kirkpatrick & Associates, Inc.,
56 N.C. App. 400, 402 (1982). Although King did not serve as the official tabulator, overwhelming evidence indicates that King acted as NCRR's agent with respect to the flow of proxy materials between shareholders and NCRR and its tabulator, First Citizens.

    The contract between NCRR and King provides that NCRR
"retains King for proxy solicitation services . . . in connection with the Meeting and authorizes King to contact and to provide information to the Company's stockholders." (Long Depo. at 9; Pl.'s Ex. 19.)
In a pre-contract letter of September 5, 1995 to Scott Saylor,
Long represented that King's proxy solicitation services would include "consultation with and coordination with the tabulator to assure

- --------------------

    9 A copy of the revocation, with a fax stamp of December 1, 1995, was found in King's files. For a discussion of the facts surrounding transmission, see supra at 5-6.

reliable recording and timely reporting of voting results, including daily or on-line reports customized to your specification." (Pl.'s Ex. 139 at 3 (emphasis added).)

    King distributed proxy materials to brokers for distribution to beneficial owners. (Izzo Depo. at 15-16, 24-26.) In fact, after consulting King in response to Mr. Doe's November 28, 1995,
NCRR specifically instructed Mr. Doe that King would be sending out a second mailing of proxy cards which could be used to effectuate the desired revocation. (Izzo Depo. at 12.) Furthermore, in its proxy mailings King enclosed return envelopes addressed to itself. (Izzo Depo. at 15-16, 24-26.) NCRR also instructed at least some of its shareholders to submit proxies through King. (See Pl.'s
Ex. 152.)

    As part of its services, King also carefully tracked the proxy voting. King kept a running total of all proxies it received from banks, brokers, and nominees. (Long Depo. at 27-28; Pl.'s Ex. 24.) Upon receipt of a revocation from a bank or broker, King's procedure was to record it. (Long Depo. at 49.) Nevertheless, the March 26, 1996 version of King's "Detail Proxy Input Listing" shows the WPG shares as having been voted, (Long Depo. at 64; Pl.'s Ex.
24), indicating that King failed to properly record the revocation it received.

    Although there is considerable confusion on the part of King as to what materials it transmitted to the tabulator, the evidence demonstrates that King transmitted proxy cards and ADP voting instructions to First Citizens. Long testified that King transmitted non-ADP banks and brokers' votes to First Citizens, may have transmitted proxy cards that it received from registered holders, and "may or may not have turned over some ADP proxies."
(Long Depo. at 29, 118.) Long stated that he could not remember what materials were specifically transmitted to First Citizens and that no documents existed which could provide that information. (Long Depo. at 118-20.) Long admitted to turning over proxies to First Citizens that he obtained on December 14 and 15, 1995, but he could not remember which ones. (Long Depo. at 146.) Long also made several calls to ADP from Raleigh on the morning of the vote. (Long Depo. at 157-58; Pl.'s Ex. 150.) Finally, NCRR produced several ADP proxies addressed to itself care of King, further demonstrating that King transmitted proxies and ADP voting instructions to NCRR and its tabulator. (Pl.'s Exs. 154, 155.)

    In light of the overwhelming evidence that King was hired by NCRR to disseminate and receive proxy materials and did, in fact, forward proxies, including those received from ADP, to the tabulator, the court must conclude that King served as NCRR's agent, and was therefore bound to transmit Mrs. Doe's revocation to First Citizens. Furthermore, King's failure is not a shield for NCRR. "[A] principal is chargeable with, and bound by, the knowledge of or notice to his agent received while the agent is acting within the scope of his authority and in reference to a matter over which his authority extends, although the agent does not in fact inform his principal thereof." Norburn v. Mackie, 262 N.C. 16, 24 (1964). Thus, the court concludes, as a matter of law, that the revocation was effective.

                                Conclusion
                                ----------
    Having found that Mrs. Doe's revocation was received by the tabulator, First Citizens, and King, NCRR's agent, the court concludes that a quorum of private shareholders did not exist at the December 15, 1995 shareholder meeting.10 Accordingly, the court permanently enjoins defendants from implementing the terms of the lease between NCRR and Norfolk Southern Railway.

    This  29th  day of July, 1996.


                               /s/Terrence W. Boyle
                               ----------------------------
                               TERRENCE W. BOYLE
                               UNITED STATES DISTRICT JUDGE



- --------------------

    10 Reducing the private shareholders' proxy count of 540,596 by the 4000 share revocation leaves a total of 536,596 private shares represented at the meeting, well below the 538,149 shares needed for a quorum.

                    IN THE UNITED STATES DISTRICT COURT
                FOR THE EASTERN DISTRICT OF NORTH CAROLINA
                             WESTERN DIVISION

                          No. 5:95-CV-1054-BO(2)




WALKER F. RUCKER, Individually  )
and on behalf of all others     )
similarly situated, and         )
derivatively on behalf of       )
North Carolina Railroad         )
Company,                        )
                     Plaintiff, )
                                )
                v.              )
                                )          JUDGEMENT IN A CIVIL CASE
JOHN F. McNAIR, III; JOHN       )
McKNITT ALEXANDER, JR.; P. C.   )
BARWICK, JR.; J. MELVILLE       )
BROUGHTON, JR., SIDNEY R.       )
FRENCH; MARVIN D. GENTRY;       )
ALEXANDER H. GRAHAM, JR.;       )
M. REX HARRIS; WILLIAM H.       )
KINCHELOE; CHAUNCEY W. LEVER;   )
LYNN T. McCONNELL; JACK A.      )
MOODY; JOHN S. RUSSELL; SCOTT   )
M. SAYLOR; VAN WYCK WEBB;       )
and DAVID T. WOODARD,           )
                    Defendants, )
                                )
                and             )
                                )
NORTH CAROLINA RAILROAD         )
COMPANY,                        )
              Nominal Defendant.)


    This action came to hearing before the Court. The issues having been heard and a decision has been rendered,

IT IS ORDERED AND ADJUDGED that the defendants John F. McNair,
III, John McKnitt Alexander, Jr., P. C. Barwick, Jr., J. Melville Broughton, Jr., Sidney R. French, Marvin D. Gentry, Alexander H. Graham, Jr., M. Rex Harris, William H. Kincheloe, Chauncey W.
Lever, Lynn T. McConnell, Jack A. Moody, John S. Russell, Scott
M. Saylor, Van Wyck Webb and David T. Woodard and North Carolina Railroad Company are hereby permanently enjoined from implementing the terms of the lease agreement between NCRR and Norfolk Southern Railway.

THIS JUDGMENT FILED AND ENTERED THIS 31st DAY OF JULY, 1996, AND
COPIES MAILED TO THE FOLLOWING:

David M. Clark, Esq.
P. O. Box 1349
Greensboro, NC  27402

J. Anthony Penry, Esq.
Wyrick Robbins Yates & Ponton
4101 Lake Boone Trail
Suite 300
Raleigh, NC  27607

John L. Sarratt, Esq.
Petree Stockton
4101 Lake Boon Trail
Suite 400
Raleigh, NC  27607-6519


July 31, 1996                           DAVID W. DANIEL, CLERK


                                       By: /s/Rebecca Bowen
                                          ------------------
                                          Deputy Clerk